CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

    Ciena Corporation, a Delaware corporation, (the “Company”), hereby grants restricted stock units (“Restricted Stock Units”) relating to shares of its common stock, $0.01 par value (the “Stock”), to the individual named below as the Grantee, subject to the vesting and other terms and conditions set forth in this Restricted Stock Unit Agreement, including the attached terms and conditions and any appendix attached hereto (with supplemental or distinct terms or notices applicable for non-U.S. employees) (together, the “Agreement”). This grant is subject to the terms and conditions set forth in (i) this Agreement, (ii) the Ciena Corporation 2017 Omnibus Incentive Plan (as it may be amended from time to time, the “Plan”), and (iii) the grant details for this award contained in Grantee’s account with the Company’s selected broker. Capitalized terms not defined in this Agreement are defined in the Plan and have the meaning set forth in the Plan.

Grant Date: ______________________________
Grant Number: ___________________________
Name of Grantee: ____________________________
Grantee’s Employee Identification Number: _______________________
Number of Restricted Stock Units Covered by Grant: _____________________________
Vesting Schedule: _____________________________
[One-fourth of the number of Restricted Stock Units subject to this Award will vest on the first March 20, June 20, September 20, or December 20 following the first anniversary of the Grant Date and, one-sixteenth of the number of Restricted Stock Units subject to this Award will vest on each March 20, June 20, September 20, and December 20 thereafter, provided you remain in Service on each applicable vesting date, unless otherwise provided in this Agreement.]

[OR]

[One-sixteenth of the number of Restricted Stock Units subject to this Award will vest on March 20, June 20, September 20 and December 20 of each calendar year following the Grant Date, provided that (i) the initial vesting date above shall be at least 30 days from the Grant Date, and (ii) you must remain in Service on each applicable vesting date unless otherwise provided in this Agreement.]

By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company’s selected broker), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent unless otherwise stated herein.

Grantee: _____________________________ (Signature)
Ciena Corporation: ____________________________________ Name: Sheela Kosaraju Title: Senior Vice President, General Counsel and Assistant Secretary

CIENA CORPORATION
2017 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
TERMS AND CONDITIONS

Restricted Stock Unit Transferability	This grant is an award of the number of Restricted Stock Units set forth on the first page of this Agreement (or, in the case of electronic delivery, as set forth in the grant details for this Award set forth in the Company’s selected broker’s website), subject to the vesting conditions described in this Agreement. Your Restricted Stock Units may not be transferred, assigned, pledged, or hypothecated, whether by operation of Applicable Law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment, or similar process.

Vesting	Your Restricted Stock Units will vest as indicated on the first page of this Agreement (or, in the case of electronic delivery, in accordance with the grant details for this award set forth the Company’s selected broker’s website), provided you meet any applicable vesting requirements set forth in this Agreement. Any resulting fractional shares shall be rounded up to the nearest whole share; provided, that you may not vest in more than the number of Restricted Stock Units set forth on the cover sheet of this Agreement. Except as provided in this Agreement, or in any other agreement between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated.

Share Delivery; Vested Restricted Stock Units; Tax-Related Items	Shares of Stock underlying the vested portion of the Restricted Stock Units will be delivered to you by the Company as soon as practicable following the applicable vesting date for those shares of Stock, but in no event beyond 2½ months after the end of the calendar year in which the shares would have been otherwise delivered or otherwise in accordance with the terms of any deferral election validly made under the Ciena Corporation Deferred Compensation Plan or any successor plan. Upon settlement of the Restricted Stock Units, a brokerage account in your name will be credited with shares of Stock representing the number of shares that vested under this grant (the “Vested Shares”) net of any Tax-Related Items (as defined below), as applicable. If the vesting date is not a trading day, the Vested Shares will be delivered on the next trading day (or as soon as practicable thereafter).

Regardless of any action the Company or the Affiliate to whom you provide Services (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Restricted Stock Units and/or your participation in the Plan and legally applicable or deemed to be applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the issuance of shares of Stock upon settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

By accepting this award, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (a) requiring your payment in cash or other immediately available funds to the Company and/or the Employer; (b) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (c) withholding from proceeds of the sale of Vested Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent) (an “Automatic Sale”); (d) withholding shares of Stock to be issued upon vesting of the Restricted Stock Units; or (e) any other method of withholding determined by the Company and permitted by applicable law.

You further acknowledge that, in the event of an Automatic Sale, this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act with the Automatic Sale intended to comply with these requirements. As such, all provisions hereof shall be interpreted consistent with Rule 10b5-1 and shall be automatically modified to the extent necessary to comply therewith. The Company shall be responsible for the payment of any brokerage commissions relating to any Automatic Sale.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in your jurisdiction(s) to the extent permitted by the Plan, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Stock. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Vested Shares, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Forfeiture of Unvested Restricted Stock Units	Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after your Service with the Company, the Employer, or any Affiliate has terminated for any reason, and you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed upon such date of termination of your Service.

Deferral of Compensation	Delivery of shares underlying any award of Restricted Stock Units and treatment hereunder shall be subject to any deferral election validly made by eligible participants under the Ciena Corporation Deferred Compensation Plan or any successor plan.

Death	If your Service terminates because of your death prior to your Retirement, the unvested Restricted Stock Units granted under this Agreement will automatically vest as to the number of Restricted Stock Units that would have vested had you remained in Service for the 12-month period immediately following your death.

Disability	If your Service terminates because of your Disability prior to your Retirement, the unvested Restricted Stock Units granted under this Agreement will automatically vest as to the number of Restricted Stock Units that would have vested had you remained in Service for the 12-month period immediately following your termination on account of Disability.
Retirement (Applicable to U.S., U.K., and Canada employees at time of Grant only)
If you are a resident of the U.S., U.K, or Canada on the Grant Date and your Service terminates because of your Retirement, the unvested Restricted Stock Units granted under this Agreement and outstanding as of the date of your Retirement will (i) for eligible Grantees who are not Executive Officers or Senior Vice Presidents who report directly to the CEO, vest with respect to 100% of the underlying Stock on the first scheduled vesting date following the date of your Retirement; or (ii) for eligible Grantees who are Executive Officers or Senior Vice Presidents who report directly to the CEO, continue to vest as indicated on the first page of this Agreement (or, in the case of electronic delivery, in accordance with the grant details for this award set forth the Company’s selected broker’s website); in each case notwithstanding such termination of Service.

For purposes of this Agreement, “Retirement” means your voluntary termination of Service following:

(i) your completion of 10 years of Service (which need not have been consecutive), including up to six years of prior employment or service to any entity acquired by the Company or its Affiliates (provided you have completed four years of Service following the most recent of such acquisitions); and

(ii) your attainment of age 60;

provided, however, that in order to receive any vesting benefit under this section, you must provide the Company with 12 months (the “Notice Period”) irrevocable advance written notice of your termination of Service, which notice can only be delivered after meeting the above eligibility requirements (the “Notice Requirement”).

If your Service terminates for any reason after you have submitted notice of Retirement to the Company pursuant to the preceding sentence but prior to the last day of the Notice Period for any reason other than (A) by the Company without Cause (as defined in the Executive Severance Benefit Plan, or if you are not a participant in such plan, as defined in the Plan) or (B) due to your death or Disability, you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed upon such termination of your Service. If at any time after you have submitted notice of Retirement your Service is terminated by the Company without Cause, or your Service terminates because of your death or Disability, then the Notice Requirement will be deemed to have been satisfied.

You understand and agree that you will no longer be eligible to receive additional equity grants following submission of your notice of Retirement to the Company.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Restricted Stock Units, and this award shall immediately terminate, effective as of the date of termination.
Leaves of Absence	For purposes of this grant, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by Applicable Law. The Company will determine, in its sole discretion, and in accordance with applicable laws, whether and when a leave of absence constitutes a termination of Service under the Plan.

Retention Rights	Neither your Restricted Stock Units nor this Agreement give you the right to be retained by the Company, the Employer, or any Affiliate in any capacity, and your Service may be terminated at any time and for any reason.

Shareholder Rights	You have no rights as a shareholder unless and until the shares of Stock relating to the Restricted Stock Units have been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your shares of Stock are issued (or an appropriate book entry has been made).

If the Company pays a dividend on its shares of Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the shares of Stock times the number of Restricted Stock Units that you hold as of the record date for the dividend; provided, however, such Dividend Equivalents Rights shall not vest or become payable unless and until the Restricted Stock Units to which the Dividend Equivalent Rights correspond become vested and nonforfeitable pursuant to this Agreement or the Plan.

Section 409A	The Restricted Stock Units are intended to be exempt from, or compliant with, Section 409A of the Code and any ambiguities herein will be interpreted in accordance with that intent. Each payment under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause you to incur any tax, interest or penalties under Section 409A of the Code, the Company may, in its sole reasonable discretion and without your consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to you of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Restricted Stock Units or the Shares underlying the Restricted Stock Units will not be subject to interest and penalties under Section 409A of the Code.

Notwithstanding anything to the contrary in the Plan or this Agreement, to the extent that you are a “specified employee” (within the meaning of the Company’s established methodology for determining “specified employees” for purposes of Section 409A of the Code), payment or distribution of any amounts with respect to any Restricted Stock Unit that is subject to Section 409A of the Code will be made as soon as practicable following the first business day of the seventh month following your “separation from service” (within the meaning of Section 409A of the Code) from the Company and its Affiliates, or, if earlier, the date of your death.
Nature of Grant	In accepting the award and the Restricted Stock Units, you acknowledge, understand, and agree that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended, or terminated by the Company at any time;

(2) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;

(3) all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(4) your participation in the Plan is voluntary;

(5) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not intended to replace any pension rights;

(6) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of Service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments, except if and as explicitly required by applicable law;

(7) the Restricted Stock Unit grant and your participation in the Plan will not be interpreted to form or amend a Service contract or relationship with the Company, the Employer, or any Affiliate;

(8) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

(9) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your Service relationship with the Company or the Employer except as otherwise set forth in this Agreement (whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), and in consideration of the grant of the Restricted Stock Units, you irrevocably agree never to institute any claim against the Company, the Employer, or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer, and any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting this award of Restricted Stock Units, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(10) except as otherwise set forth in this Agreement, in the event of termination of your Service relationship (whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing Services to the Company, the Employer, or any Affiliate as a Service Provider and will not be extended by any notice period mandated under local law (e.g., active Service as a Service Provider would not include a period of “garden leave” or similar period); the Committee shall have the exclusive discretion to determine when you are no longer actively providing Services for purposes of your Restricted Stock Units grant;

(11) the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out, or substituted for, in connection with any corporate transaction affecting the Stock (including a Corporate Transaction);

(12) unless otherwise agreed with the Company, the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of an Affiliate of the Company; and

(13) the following provisions apply only if you are providing Services outside the United States:

(A)    the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units, and the income from and value of such Restricted Stock Units, are not part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past Services for the Company, the Employer, or any Affiliate; and

(B)    you acknowledge and agree that neither the Company, the Employer, nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Employer’s local currency and the United States dollar that may affect the value of any proceeds from the sale of shares of Stock acquired under the Plan.

Forfeiture; Recoupment	This Award shall be subject to mandatory repayment by the Grantee to the Company (i) to the extent set forth in the Plan or this Award Agreement or (ii) to the extent the Grantee is, or in the future becomes, subject to (A) any Company or Affiliate “clawback” or recoupment policy that is adopted by the Company, including to comply with the requirements of Applicable Law, or (B) any Applicable Law that imposes mandatory recoupment, under circumstances set forth in such Applicable Law.

Data Privacy
(a)    Declaration of Consent. If you would like to participate in the Plan, you understand that you need to review the following information about the processing of your personal data by or on behalf of the Company, the Employer, and/or any Affiliate as described in this Agreement and any other Plan materials (the “Personal Data”) and declare your consent. As regards the processing of your Personal Data in connection with the Plan and the Agreement, you understand that the Company is the controller of your Personal Data.

(b)    Data Processing and Legal Basis. The Company collects, uses, and otherwise processes Personal Data about you for the purposes of allocating shares of Stock and implementing, administering, and managing the Plan. You understand that this Personal Data may include, without limitation, your name, home address and telephone number, email address, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company or its Affiliates, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor. The legal basis for the processing of the Personal Data will be your consent.

(c)    Stock Plan Administration Service Provider. You understand that the Company transfers your Personal Data, or parts thereof, to E*TRADE Financial Corporate Services, Inc. (and its affiliated companies), an independent service provider based in the United States, which assists the Company with the implementation, administration, and management of the Plan. In the future, the Company may select a different service provider and share your Personal Data with such different service provider that serves the Company in a similar manner. You understand and acknowledge that the Company’s service provider will open an account for you to receive and trade shares purchased under the Plan and that you will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.

(d)    International Data Transfers. You understand that the Company and any third parties assisting in the implementation, administration, and management of the Plan, such as the Company’s service providers, are based in the United States as of the date hereof. If you are located outside the United States, you understand and acknowledge that your country has enacted data privacy laws that are different from the laws of the United States. The Company’s legal basis for the transfer of your Personal Data is your consent.

(e)    Data Retention. You understand that the Company will use your Personal Data only as long as is necessary to implement, administer, and manage your participation in the Plan, or to comply with legal or regulatory obligations, including under tax and securities laws. In the latter case, you understand and acknowledge that the Company’s legal basis for the processing of your Personal Data would be compliance with the relevant laws or regulations or the pursuit by the Company of respective legitimate interests not outweighed by your interests, rights, or freedoms. When the Company no longer needs your Personal Data for any of the above purposes, you understand the Company will remove it from its systems.

(f)    Voluntariness and Consequences of Denial/Withdrawal of Consent. You understand that your participation in the Plan and your grant of consent is purely voluntary. You may deny or later withdraw your consent at any time, with future effect, and for any or no reason. If you deny or later withdraw your consent, the Company can no longer offer participation in the Plan or offer other awards to you or administer or maintain such awards, and you would no longer be able to participate in the Plan. You further understand that denial or withdrawal of your consent would not affect your status or salary as an employee or your career and that you would merely forfeit the opportunities associated with the Plan.

(g)    Data Subject Rights. You understand that data subject rights regarding the processing of Personal Data vary depending on the applicable law and that, depending on where you are based and subject to the conditions set out in the applicable law, you may have, without limitation, the right to (i) inquire whether and about what kind of Personal Data the Company holds about you and how it is processed, and to access or request copies of such Personal Data; (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete, or out-of-date in light of the purposes underlying the processing; (iii) request the erasure of Personal Data that is (A) no longer necessary for the purposes underlying the processing, (B) processed based on withdrawn consent, (C) processed for legitimate interests that, in the context of your objection, do not prove to be compelling, or (D) processed in non-compliance with applicable legal requirements; (iv) request the Company to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate; (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests; and (vi) request portability of your Personal Data that you have actively or passively provided to the Company (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your employment or service contract and is carried out by automated means. In case of concerns, you understand that you may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of or to exercise any of your rights, you understand that you should contact your local human resources representative or Ciena’s stock administration department.

By signing this Agreement or, in case this information is presented electronically, by clicking the “Accept” or similar button implemented into the relevant web page or platform, you declare, without limitation, your consent to the data processing operations described in this Agreement. You understand that you may withdraw your consent at any time with future effect for any or no reason as described in this section.

No Advice Regarding Grant	The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Stock underlying your Restricted Stock Units. You are hereby advised to consult with your own personal tax, legal, and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Applicable Law and Venue
The Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions.

For purposes of litigating any dispute that arises under this award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the state courts of Delaware, or the federal courts for the District of Delaware, and no other courts, where this grant is made and/or to be performed. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Language	You acknowledge that you are sufficiently proficient in the English language, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. Further, if you have received this Agreement, or any other document related to this Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control. You acknowledge that you are sufficiently proficient in English to understand the terms and conditions of this Agreement.

Electronic Delivery and Acceptance	The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, the Company’s designated broker, or their respective third parties. If you fail to submit a written rejection of this award to the Company’s Stock Administration Department prior to the date on which this award initially vests, this award shall be deemed accepted by you and the terms of this award and the Plan shall apply to the same extent as if you had accepted your award electronically via the website of the Company’s selected broker.

Severability; Integration	The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. This Agreement contains the entire agreement with regard to the Restricted Stock Units awarded hereby; provided that in the event you are eligible to receive vesting benefits pursuant to an individual agreement with the Company that are more favorable than the vesting benefits provided hereunder, you will receive the vesting benefits under such agreement.

Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

Country-Specific Provisions: Appendix A	Notwithstanding any provisions in this Agreement, this award of Restricted Stock Units shall be subject to any additional terms and conditions set forth in Appendix A to this Agreement for your country. Moreover, if you relocate to one of the countries included in Appendix A, the terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

Foreign Account / Assets Reporting and Exchange Controls	Depending upon the country to which laws you are subject, you may have certain foreign asset and/or account reporting requirements and exchange controls which may affect your ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside your country of residence. Your country may require that you report such accounts, assets or transactions to the applicable authorities in your country. You may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated bank or broker within a certain time after receipt. You are responsible for knowledge of and compliance with any such regulations and should speak with your own personal tax, legal and financial advisors regarding the same.

Insider Trading / Market Abuse Laws	You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell shares of Stock or rights to shares of Stock (e.g., Restricted Stock Units) under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should consult with your own personal legal and financial advisors on this matter.

Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan, on the award, on the Restricted Stock Units, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

This Agreement is not a stock certificate or a negotiable instrument.

APPENDIX A
TO
RESTRICTED STOCK UNIT AGREEMENT
FOR GRANTEES LOCATED OUTSIDE THE UNITED STATES

Terms and Conditions
This Appendix A includes additional terms and conditions that govern the Restricted Stock Units granted to Grantees who reside in the countries listed herein. These terms and conditions are in addition to or, if so indicated, in replacement of the terms and conditions set forth in the Agreement. Any capitalized term used in this Appendix A without definition shall have the meaning ascribed to such term in the Plan or the main body of this Agreement, as applicable.

Notifications
This Appendix A also includes information regarding exchange control, foreign asset and/or account, securities and other laws in effect in the respective countries as of August 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Restricted Stock Units vest or you sell shares of Stock. In addition, the information is general in nature and might not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.

Finally, note that if you are a citizen or resident of a country other than the one in which you are currently working and/or residing, or are considered a resident of another country for local law purposes or if you transfer employment and/or residency to another country after the Grant Date, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.

ARGENTINA
Terms and Conditions

Acknowledgment of Nature of Grant. The following provision supplements the Nature of Grant section of the Agreement:

In accepting the grant of the Award, you acknowledge and agree that the grant of the Award is made by the Company (not the Employer) in its sole discretion and that the value of any Awards or shares of Stock acquired under the Plan shall not constitute salary or wages for any purpose under Argentine labor law, including the calculation of (i) any labor benefits including, but not limited to, vacation pay, thirteenth salary, compensation in lieu of notice, annual bonus, disability, and leave of absence payments, or (ii) any termination or severance indemnities.

If, notwithstanding the foregoing, any benefits under the Plan are considered for purposes of calculating any termination or severance indemnities, you acknowledge and agree that such benefits shall not accrue more frequently than on an annual basis.

Notifications

Securities Law Information. Neither the Restricted Stock Units nor the underlying shares of Stock are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

Exchange Control Information. Exchange control regulations in Argentina are subject to frequent change. You are solely responsible for complying with any exchange control obligations that you may have in connection with participation in the Plan and should consult with your personal legal advisor regarding same.

AUSTRALIA

Notifications

Securities Law Information. This offer is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Please note that if you offer shares of Stock for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. You should obtain legal advice regarding any relevant disclosure obligations prior to making any such offer.

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act, 1997, applies to Restricted Stock Units granted under the Plan, such that the Restricted Stock Units are intended to be subject to deferred taxation.

AUSTRIA

Notifications

Exchange Control Information. You understand that if you hold shares of Stock acquired under the Plan outside of Austria, you will be required to submit reports to the Austrian National Bank on a quarterly basis if the value of the shares of Stock as of any given quarter meets or exceeds €5,000,000. If quarterly reporting is required, the reports must be filed on or before the 15th day of the month following the last day of the respective quarter.

When shares of Stock are sold or a dividend is paid on the shares of Stock, you understand that you may have exchange control obligations if you hold the cash proceeds outside Austria. If the transaction volume of all of your accounts abroad meets or exceeds €10,000,000, you understand that you must report the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month.

BELGIUM

Notifications

Foreign Account / Assets Reporting Information. If you are a Belgian resident, you are required to report any taxable income attributable to the grant of the Restricted Stock Units on your annual tax return. In addition, you are required to report any security (e.g., shares of Stock acquired under the Plan) or bank accounts (including brokerage accounts) opened and maintained outside Belgium on your annual tax return. You also are required to complete a separate report providing the Central Contact Point of the National Bank of Belgium with details regarding any such account, including the account number, the name of the bank in which such account is held and the country in which such account is located the first time you report the foreign security and/or bank account on your annual tax return. The forms to complete this report are available on the website of the National Bank of Belgium.

BRAZIL

Terms and Conditions

Compliance with the Law. In accepting the grant of the Restricted Stock Units, you acknowledge your agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the vesting of the Restricted Stock Units and the sale of any shares of Stock acquired under the Plan and the receipt of any dividends.

Acknowledgment of Nature of Grant. The following provision supplements the Nature of Grant section of the Agreement:

By participating in the Plan, you acknowledge, understand and agree that (i) you are making an investment decision and (ii) the value of the shares of Stock is not fixed and may increase or decrease in value without compensation to you.

Notifications

Exchange Control Information. If you hold assets and rights outside Brazil with an aggregate value exceeding a certain threshold, you will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including shares of Stock acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than the relevant threshold are not required to submit a declaration.

CANADA

Terms and Conditions

Restricted Stock Units Payable Only in Shares of Stock. Notwithstanding any discretion in the Plan or the Agreement to the contrary, Restricted Stock Units granted in Canada shall be paid in shares of Stock only and do not provide any right for you to receive a cash payment.

Canadian Securities Laws

You acknowledge and confirm that your participation in the Plan and entering into of this Agreement is voluntary and not induced by expectation of (a) employment or continued employment, if you are an employee, (b) employment or appointment or continued employment or appointment, if you are an officer, or (c) engagement to provide services or continued engagement to provide services, if you are a consultant. Furthermore, if you are a consultant you also acknowledge and confirm that you are engaged to provide services to the Company or an Affiliate under a written contract with the Company or an Affiliate and spend or will spend a significant amount of time and attention on the business and affairs of the Company or an Affiliate.

Termination Date

Notwithstanding the terms of the Plan or Agreement, for the purposes of determining the date your Service with the Company, the Employer, or any Affiliate terminates (whether for cause or not, or due to death, disability or otherwise) and your entitlements thereafter, termination of Service shall mean the date at the end of the applicable statutory notice period (if any), but shall not include any period of notice at common law.

The following provisions will apply if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements the Data Privacy section of the Agreement:

You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Employer, any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer, any Affiliate and the administrator of the Plan to record such information and to keep such information in your employee file. Please note that the governments or law enforcement agencies of a foreign jurisdiction where the Company processes, stores or transfers data may be able to access your data through the laws of that jurisdiction.

Notifications

Securities Law Information. You are permitted to sell shares of Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Stock is listed. Currently, the Stock is listed on the New York Stock Exchange.

Foreign Account / Assets Reporting Information. Foreign property, including Restricted Stock Units, shares of Stock acquired under the Plan and other rights to receive shares (e.g., Restricted Stock Units) of a non-Canadian company held by a Canadian resident must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time during the year. Thus, such Restricted Stock Units must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because other foreign property is held by you. When shares of Stock are acquired, their cost generally is the adjusted cost base (“ACB”) of the shares. The ACB would ordinarily equal the fair market value of the shares at the time of acquisition, but if you own other shares of the same company, this ACB may have to be averaged with the ACB of the other shares. You should consult with your personal tax advisor to determine your reporting requirements.

COLOMBIA

Terms and Conditions

Acknowledgment of Nature of Grant. The following provision supplements the Nature of Grant section of the Agreement:

You acknowledge that pursuant to Article 128 of the Colombian Labor Code, the Plan and related benefits do not constitute a component of your “salary” for any legal purpose. To this extent, they will not be included and/or considered for purposes of calculating any and all labor benefits, such as legal/fringe benefits, vacations, indemnities, payroll taxes, social insurance contributions and/or any other labor-related amount which may be payable.

Notifications

Exchange Control Information. Investments in assets located abroad (including shares of Stock) are subject to registration with the Central Bank (Banco de la República) if your aggregate investments held abroad (as of December 31 of the applicable calendar year) equal or exceed US$500,000. Further, when shares of Stock (or other investments) held abroad are sold, you may either choose to keep the resulting sums abroad, or to repatriate them to Colombia. If you choose to repatriate funds to Colombia and have not registered the investment with Banco de la República, you will need to file with Banco de la República Form No. 5 upon conversion of funds into local currency, which should be duly completed to reflect the nature of the transaction. If you have registered the investment with Banco de la República, then you will need to file with Banco de la República Form No. 4 upon conversion of funds into local currency, which should be duly completed to reflect the nature of the transaction. You should obtain proper legal advice in order to ensure compliance with applicable Colombian regulations.

DENMARK

Terms and Conditions

Stock Options Act. You acknowledge that you received an Employer Statement in Danish which sets forth the terms of your Restricted Stock Units under the Act on Stock Options.

FRANCE

Terms and Conditions

Tax Information. The Restricted Stock Units are not intended to be French tax-qualified Awards.

Language Consent. By signing and returning this Agreement, you confirm having read and understood the documents relating to the Plan which were provided to you in the English language. You accept the terms of those documents accordingly.

En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

Notifications

Foreign Account / Assets Reporting Information. You may hold shares of Stock acquired under the Plan outside of France provided that you declare all foreign accounts, whether open, current, or closed in your income tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Foreign Account / Assets Reporting Information. If your acquisition of shares of Stock under the Plan leads to a “qualified participation” at any point during the calendar year, you will need to report the acquisition of shares of Stock when you file your tax return for the relevant year. A qualified participation is attained if (i) the shares held exceed 1% of the Company’s total Stock and the value of the shares acquired exceeds €150,000 or (ii) the shares held exceed 10% of the Company’s total Stock. You should consult with your personal tax advisor to ensure you comply with applicable reporting obligations.

GREECE

There are no country-specific provisions.

HONG KONG

Terms and Conditions

Sale of Shares. Shares of Stock received at vesting are accepted as a personal investment. If the Award vests within six months of the Grant Date, you agree that you will not dispose of the shares of Stock acquired prior to the six-month anniversary of the Grant Date.

Securities Law Information. Warning: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement or the Plan, you should obtain independent professional advice. Neither the grant of the Restricted Stock Units nor the issuance of shares of Stock upon vesting constitutes a public offering of securities under Hong Kong law and are available only to employees, directors or consultants of the Company, the Employer or an Affiliate. The Agreement, the Plan and other incidental communication materials (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee, director or consultant of the Company, the Employer or an Affiliate and may not be distributed to any other person.

Notifications

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the grant of the Restricted Stock Units shall be void.

INDIA

Notifications

Exchange Control Information. You understand that you must repatriate any cash dividends paid on shares of Stock acquired under the Plan and any proceeds from the sale of such shares to India within a certain period of time after receipt of the proceeds. You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your Employer requests proof of repatriation. You may be required to provide information regarding funds received from participation in the Plan to the Company and/or the Employer to enable them to comply with their filing requirements under exchange control laws in India. You are personally responsible for complying with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from your failure to comply with applicable laws.

Foreign Asset / Account Reporting. You are required to declare the following items in your annual tax return: (i) any foreign assets held by you (including shares of Stock acquired under the Plan), and (ii) any foreign bank accounts for which you have signing authority. It is your responsibility to comply with applicable tax laws in India. You should consult with your personal tax advisor to ensure that you are properly reporting your foreign assets and bank accounts.

INDONESIA

Terms and Conditions

Language Consent. By accepting the Award, you (i) confirm having read and understood the documents relating to the Award (i.e., the Plan and the Agreement) which were provided in the English language, (ii) accept the terms of those documents accordingly, and (iii) agree not to challenge the validity of this document based on Law No. 24 of 2009 on National Flag, Language, Coat of Arms and National Anthem or the implementing Presidential Regulation (when issued).

Persetujuan Bahasa. Dengan menerima Pemberian, anda (i) memberikan konfirmasi bahwa anda telah membaca dan memahami dokumen-dokumen berkaitan dengan Pemberian ini (yaitu, Program dan Perjanjian) yang disediakan dalam Bahasa Inggris, (ii) menerima persyaratan di dalam dokumen-dokumen tersebut, dan (iii) setuju untuk tidak mengajukan keberatan atas keberlakuan dari dokumen ini berdasarkan Undang-Undang No. 24 Tahun 2009 tentang Bendera, Bahasa dan Lambang Negara serta Lagu Kebangsaan ataupun Peraturan Presiden sebagai pelaksanaannya (ketika diterbitkan).

Notifications

Exchange Control Information. For foreign currency transactions exceeding US$25,000, the document(s) underlying that transaction will have to be submitted to the relevant local bank. If Indonesian residents repatriate funds (e.g., proceeds from the sale of shares of Stock acquired under the Plan) into Indonesia, the Indonesian bank through which the transaction is made will submit a report of the transaction to the Bank of Indonesia. For transactions of US$10,000 or more (or its equivalent in other currency), a more detailed description of the transaction must be included in the report and Indonesian residents may be required to provide information about the transaction to the bank in order to complete the transaction.

In addition, if there is a change of position (i.e., sale of shares) in any foreign assets you holds (including shares of Stock acquired under the Plan), Indonesian residents must report this change to the Bank of Indonesia no later than the 15th day of the month following the change in position.

Foreign Account / Assets Reporting Information. Indonesian residents have the obligation to report worldwide assets (including foreign accounts and shares of Stock acquired under the Plan) in their annual individual income tax return.

IRELAND

Notifications

Director Notification Information. If you are a director, shadow director, or secretary of an Irish Affiliate, pursuant to the Companies Act 2014, you must (a) notify that Affiliate in writing if you receive or dispose of an interest exceeding in the aggregate 1% of the share capital of the Company (e.g., Restricted Stock Units, shares of Stock or debenture), (b) if you become aware of the event giving rise to the notification requirement, or (c) if you become a director or secretary if such an interest exceeding 1% in the aggregate of the share capital of the Company exists at the time. This notification requirement also applies with respect to the interests of a spouse, civil partner, or minor children (whose interests will be attributed to the director, shadow director, or secretary). You should consult your personal legal advisor to ensure compliance with the applicable requirements.

ISRAEL

Terms and Conditions

The following provisions apply to Grantees who are in Israel on the Grant Date.

Trustee Arrangement. You understand and agree that the grant of Restricted Stock Units is offered subject to and in accordance with the terms of the Plan, the Israeli Subplan to the Plan (the “Subplan”), a copy of which is attached to the end of this Appendix A, under the 102 Capital Gains Track (as defined in the Subplan), the Trust Agreement among the trustee appointed by the Company or its Israeli Subsidiary, and the Agreement, including this Appendix A. You understand that the rights and the Restricted Stock Units granted under the Agreement are subject to the terms and provisions of Section 102(b)(2) of the Israel Tax Ordinance and its related rules and hereby accept such rights and the Restricted Stock Units subject to such terms and provisions. You acknowledge that your holding, sale and transfer of shares of Stock to be issued upon settlement, as well as any additional rights are therefore subject to various restrictions and limitations that are imposed by such section and its related rules, of which you are aware and with which you agree to comply.

Nature of Award. By accepting the Restricted Stock Units, you understand and agree that the grant of Restricted Stock Units is offered subject to and in accordance with the Subplan and is intended to be a 102 Capital Gains Track Grant (as defined in the Subplan). Notwithstanding the foregoing, the Company does not undertake to maintain the qualified status of the Restricted Stock Units and you acknowledge that you will not be entitled to damages of any kind if the Restricted Stock Units become disqualified and no longer qualify as a 102 Capital Gains Track Grant. Notwithstanding any provision of the Award Agreement, in the event of any inconsistencies between the Subplan, the Agreement and/or the Plan, the terms of the Subplan will govern. Further, to the extent requested by the Company or the Employer, you agree to execute any letter or other agreement in connection with the grant of the Restricted Stock Units or any future grants under the Subplan. If you fail to comply with such request, the Restricted Stock Units may not qualify as a 102 Capital Gains Track Grant.

Confirmation Letter. In connection with the grants made under the Israeli Subplan to the Plan, you must acknowledge having read and specifically accepted the terms and conditions of the Section 102 Capital Gains Award Confirmation Letter provided on the following page.

Vesting. You understand and agree that you will not require the Trustee to release or sell the shares of Stock during the Required Holding Period (as defined in the Subplan), unless permitted under Israeli tax law.

Restriction on Transfer. The Trustee shall not alienate, sell, exchange, transfer, assign, pledge, or otherwise encumber the Restricted Stock Units or the shares of Stock for you except as permitted under the Subplan and the terms of Section 102, or in the case of death, your heirs, except by will or by laws of descent and distribution.

The following provisions apply to Participants who transfer into Israel after the Grant Date.

Mandatory Sale Restriction. To facilitate compliance with local tax requirements, you agree to the sale of any shares of Stock to be issued to you upon vesting. The sale will occur (i) immediately upon vesting, (ii) following your termination of Service, or (iii) within any other time frame as the Company determines to be necessary to comply with local tax requirements. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such shares of Stock (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such shares of Stock. You acknowledge that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Upon the sale of the shares of Stock, the Company agrees to pay you the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy the Tax-Related Items.

You further agree that any shares of Stock to be issued to you shall be deposited directly into an account with the Company’s designated broker. The deposited shares of Stock shall not be transferable (either electronically or in certificate form) from the brokerage account. This limitation shall apply both to transfers to different accounts with the same broker and to transfers to other brokerage firms. The limitation shall apply to all shares of Stock issued to you under the Plan, whether or not you remain in Service.

Notifications

Securities Law Information. This grant does not constitute a public offering under the Securities Law, 1968.

Confirmation Letter- 102 Capital Gains Awards

You undertake and confirm the following, pursuant to the Capital Gain Track under Section 102(b)(2) or l02(b)(3) of the Israeli Income Tax Ordinance and any regulations and rules promulgated thereunder (“Section 102”), with respect to any Restricted Stock Units granted pursuant to this Agreement under the Plan.

1. You understand and accept the provisions of Section 102 in general, and the tax arrangement under the Capital Gain Track in particular, and its tax consequences, as they apply to the Restricted Stock Units.

2. You agree that the Restricted Stock Units and any shares of Stock or rights that may be issued upon vesting of the Restricted Stock Units (or otherwise in relation to the Restricted Stock Units), will be held by a trustee appointed pursuant to Section 102 (the “Trustee”) for at least the duration of the Holding Period, as defined in Section 102, and you hereby confirm that you shall not release from trust and/or sell such Restricted Stock Units, shares of Stock or rights, before the end of the Holding Period. You understand that any release of such Restricted Stock Units, shares of Stock or rights from trust, or any sale of any of them prior to the termination of the Holding Period, will result in taxation at marginal tax rates, in addition to deductions of appropriate social security, health tax contributions or other compulsory payments.

3. You understand that the grant of the Restricted Stock Units is subject to the receipt of all required approvals from the Israeli Tax Authority and compliance with the requirements of Section 102.

4. You agree to be bound by the provisions of the Company’s trust agreement with the Trustee, ESOP Management and Trust Services Ltd., which holds the Restricted Stock Units for your benefit.

5. You hereby confirm that you have: (i) read and understood this letter; (ii) received all the clarifications and explanations that you requested; and (iii) had the opportunity to consult with your advisers before accepting the Restricted Stock Units.

Acceptance by Grantee

You acknowledge that, as a condition of accepting the award of Restricted Stock Units and/or participating in the Plan, by electronically accepting the Restricted Stock Units, you agree to be bound by the terms of this letter.

ITALY

Terms and Conditions

Plan Document Acknowledgment. By accepting the Restricted Stock Units, you acknowledge that you have received and reviewed a copy of the Plan, the Agreement and this Appendix A in their entirety and fully accept all provisions thereof. You further acknowledge that you have read and specifically and expressly approve the following provisions of the Agreement: Restricted Stock Unit Transferability; Vesting; Share Delivery; Vested Restricted

Stock Units; Tax-Related Items; Forfeiture of Unvested Restricted Stock Units; Retention Rights; Shareholder Rights; Nature of Grant; Applicable Law and Venue; Language; Electronic Delivery and Acceptance; Severability; Imposition of Other Requirements and the Data Privacy section included in this Appendix A.

Notifications

Foreign Account / Assets Reporting Information. If you are an Italian resident and hold investments or financial assets outside of Italy (e.g., cash, Restricted Stock Units, shares of Stock) during any fiscal year which may generate income taxable in Italy (or if you are the beneficial owner of such an investment or asset even if you do not directly hold the investment or asset), you are required to report such investments or assets on your annual tax return for such fiscal year (on UNICO Form, RW Schedule, or on a special form if you are not required to file a tax return).

JAPAN

Notifications

Foreign Account / Assets Reporting Information. You are required to report details of any assets held outside of Japan as of December 31st (including shares of Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15th each year. You should consult with your personal tax advisor as to whether the reporting obligation applies to you and whether you will be required to report details of your outstanding Restricted Stock Units, as well as shares of Stock, in the report.

KOREA

Notifications

Sale of Shares. Korean residents that sell foreign securities (such as the shares of Stock) through non-Korean brokers or deposit funds resulting from the sale of shares in an account with an overseas financial institution may be subject to penalties. If you wish to sell shares of Stock acquired under the Plan, you should transfer the shares to a domestic investment broker in Korea and sell the shares through such broker. You are solely responsible for engaging the domestic broker. Non-compliance with the requirement to sell shares of Stock through a domestic broker can result in significant penalties. Because regulations may change without notice, you should consult with a legal advisor to ensure compliance with any regulations applicable to any aspect of your participation in the Plan.

Foreign Asset / Account Reporting. Korean residents must declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts holding shares of Stock, etc.) in countries that have not entered into an “inter-governmental agreement for automatic exchange of tax information” with Korea to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency). You should consult your personal tax advisor regarding reporting requirements in Korea, including whether or not there is an applicable inter-governmental agreement between Korea and any other country where you may hold shares of Stock or cash acquired in connection with the Plan.

MALAYSIA

Notifications

Director Notification Obligation. If you are a director of the Company’s Malaysian Affiliate, you are subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Subsidiary in writing when you receives or disposes of an interest (e.g., Restricted Stock Units or shares of Stock) in the Company or any related company. Such notifications must be made within fourteen (14) days of receiving or disposing of any interest in the Company or any related company.

MEXICO

Terms and Conditions

Acknowledgement of the Agreement. By accepting the Restricted Stock Units, you acknowledge that you have received a copy of the Plan and the Agreement, including this Appendix A, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement, including this Appendix A. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in the “Nature of Grant” section of the agreement, which clearly provide as follows:

(1) Your participation in the Plan does not constitute an acquired right;

(2) The Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis;

(3) Your participation in the Plan is voluntary; and

(4) The Company and its Affiliates are not responsible for any decrease in the value of any shares of Stock acquired at vesting of the Restricted Stock Units.

Labor Law Acknowledgement and Policy Statement. By accepting the Restricted Stock Units, you acknowledge that Ciena Corporation, with registered offices at 7035 Ridge Road, Hanover, Maryland 21076, U.S.A., is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of Restricted Stock Units and any acquisition of shares of Stock under the Plan do not constitute a Service relationship between you and the Company because you are participating in the Plan on a wholly commercial basis and your sole employer is Ciena Communications Mexico S.A. de C.V. or Ciena Mexico S.A. de C.V. (“Ciena-Mexico”). Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and Ciena-Mexico, and do not form part of the employment conditions and/or benefits provided by Ciena-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Service relationship between you and the Employer.

You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of the Company, therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company or any Affiliate for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to the Company, its Affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.

Spanish Translation

Términos y Condiciones.

Reconocimiento del Contrato. Al aceptar las Acciones usted reconoce que ha recibido una copia del Plan y del Contrato, incluyendo el presente Anexo A, el cuál ha sido revisado por usted. Asimismo usted acepta todas y cada una de las condiciones del Plan y del Contrato, así como del presente Anexo A. Usted también acepta que ha leído y aprobado en todos y cada uno de sus términos lo establecido en el apartado de "Naturaleza del Otorgamiento" del Contrato, el cuál claramente establece que:

(1) Su participación en el Plan no constituye un derecho adquirido;

(2) El Plan y su participación en el mismo son ofrecidos por la Empresa sobre una base enteramente discrecional;

(3) Su participación en el Plan es voluntaria; y

(4) La Empresa y sus Afiliadas no son responsables por cualquier descenso en el valor de las Acciones adquiridas al momento de maduración de dichas Acciones.

Reconocimiento de la Ley Laboral y Condiciones de la Política. Al aceptar las Acciones, usted reconoce que Ciena Corporation, con oficinas registradas en 7035 Ridge Road, Hanover, Maryland 21076, E.E.U.U., es la única responsable de la administración del Plan. Asimismo usted reconoce que su participación en el Plan, el otorgamiento de Acciones y cualquier adquisición de Capital bajo el Plan no constituye una relación de Servicios entre usted y la Empresa, ya que usted está participando en el Plan sobre una base netamente comercial, y su único y exclusivo patrón lo es Ciena Communications México, S.A. de C.V. ó Ciena México, S.A. de C.V. ("Ciena-México").

En relación con lo anterior, usted expresamente reconoce que el Plan y los beneficios que deriven de su participación en el mismo no establecen o constituyen ningún derecho entre usted y Ciena-México, y tampoco forman parte de sus condiciones de trabajo y/o beneficios o prestaciones otorgadas por Ciena-México, y cualquier modificación al Plan o la terminación del mismo no generarán cambios o impedimentos a los términos y condiciones de la relación de Servicios entre usted y su Patrón.

Asimismo usted acepta que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Empresa, por lo tanto la Empresa se reserva el derecho para modificar y/o descontinuar su participación en el Plan en cualquier momento, y sin que lo anterior le ocasione un perjuicio a usted.

Finalmente, usted declara y acepta que no se reserva acción o derecho alguno que ejercitar con posterioridad en contra de la Empresa o cualquier Afiliada por alguna compensación o daños y perjuicios relacionado con alguna cláusula del Plan o de los beneficios derivados del mismo, por lo que en este acto usted otorga el más amplio finiquito que en derecho proceda en favor de la Empresa, sus Afiliadas, sucursales, oficinas de representación, accionistas, agentes y representantes legales, en relación con cualquier posible contingencia que pudiera derivarse del presente.

Notifications

Securities Law Information. The Restricted Stock Units and any shares of Stock acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the Restricted Stock Units may not be publicly distributed in Mexico. These materials are addressed to you because of your existing relationship with the Company or an Affiliate, and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of Ciena-Mexico made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.

NETHERLANDS

There are no country-specific provisions.

NEW ZEALAND

Notifications

Securities Law Information. Warning: This is an offer of rights to receive shares of Stock underlying the Restricted Stock Units. Restricted Stock Units give employees a stake in the ownership of the Company. You may receive a return if dividends are paid on the shares of Stock.

If the Company runs into financial difficulties and is wound up, you will be paid only after all creditors and holders of preferred shares have been paid. You may lose some or all of your investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, you may not be given all the information usually required. You will also have fewer other legal protections for this investment.

You should ask questions, read all documents carefully, and seek independent financial advice before committing himself or herself.

In addition, you are hereby notified that the documents listed below are available for review on the Company’s “Investor Relations” website at http://investor.ciena.com, in your online E*TRADE account, as applicable:

(i) this Agreement, which together with the Plan sets forth the terms and conditions of participation in the Plan;

(ii) a copy of the Company’s most recent annual report (i.e., Form 10-K);

(iii) a copy of the Company’s most recent published financial statements;

(iv) a copy of the Plan; and

(v) a copy of the Plan Prospectus.

A copy of the above documents will be sent to you free of charge on written request to Human Resources.

As noted above, you should carefully read the materials provided before making a decision whether to participate in the Plan. In addition, you should contact your tax advisor for specific information concerning your personal tax situation with regard to Plan participation.

NORWAY

There are no country-specific provisions.

POLAND

Notifications

Exchange Control Information. Polish residents are obligated to transfer funds via bank accounts if the transferred amount in a particular transaction exceeds PLN 15,000. Polish residents are required to store the documents connected with foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred.

Polish residents holding foreign securities (including shares of Stock) and/or maintaining accounts abroad must report information to the National Bank of Poland. Polish residents holding foreign securities will be required to file quarterly reports with information on transactions and balances regarding foreign securities if the value (calculated individually or together with other assets/liabilities possessed abroad) exceeds PLN 7 million. The reports must be filed on special forms available on the website of the National Bank of Poland. You are responsible for complying with all applicable exchange control regulations.

PORTUGAL

Terms and Conditions

Language Consent. You hereby expressly declare that you have full knowledge of the English language and have read, understood and fully accepted and agreed with the terms and conditions established in the Plan and the Agreement.

Conhecimento da Lingua. Você pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.

SAUDI ARABIA

Notifications

Securities Law Information. This Appendix A, the Agreement and any other Plan materials related to the grant of Restricted Stock Units under the Plan, may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement including this Appendix A, the Plan or any other document relating to the offer of Restricted Stock Units under the Plan, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement including this Appendix A, the Plan or any other document relating to the offer of Restricted Stock Units under the Plan. You are hereby advised to conduct your own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of the Agreement including this Appendix A or any other document relating to the offer of Restricted Stock Units under the Plan, you should consult an authorized financial advisor.

SINGAPORE

Terms and Conditions
Restrictions on Sale and Transferability. You hereby agree that any shares of Stock acquired pursuant to the Restricted Stock Units will not be offered for sale in Singapore prior to the six-month anniversary of the Grant Date, unless such sale or offer is made pursuant to the exemption under Part XIII Division I Subdivision (4) (other than section 280) of the Securities and Futures Act (Chap. 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law Information. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the SFA on which basis it is exempt from the prospectus and registration requirements under the SFA and the grant of the Restricted Stock Units is not made to you with a view to the shares of Stock being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Director Notification Requirement. The directors, associate directors or shadow directors of a Singapore Affiliate are subject to certain notification requirements under the Singapore Companies Act. Specifically, such directors must notify the Singapore Affiliate in writing of an interest (e.g., Restricted Stock Units, shares of Stock, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon vesting of Restricted Stock Units or when shares of Stock acquired under the Plan are subsequently sold), or (iii) becoming a director.

SPAIN

Terms and Conditions

Acknowledgment of Nature of Grant. The following provision supplements the Nature of Grant section of the Agreement:

In accepting the Restricted Stock Units, you consent to participate in the Plan and acknowledge that you have received a copy of the Plan, the Agreement and this Appendix A.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be Service Providers of the Company or any Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate. Consequently, you understand that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and any shares of Stock issued upon vesting of the Restricted Stock Units are not part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand that the Restricted Stock Units would not be granted to you but for the assumptions and conditions referred to herein; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Restricted Stock Units and any right to the Restricted Stock Units shall be null and void.

You understand and agree that, as a condition of the grant of the Restricted Stock Units, the termination of your status as a Service Provider for any reason (including the reasons below) will automatically result in the loss of the Restricted Stock Units to the extent the Restricted Stock Units have not vested as of the date you are no longer actively providing Service to the Company or the Employer. In particular, you understand and agree that any unvested Restricted Stock Units as of the date you are no longer actively providing Service will be forfeited without entitlement to the underlying shares of Stock or to any amount of indemnification in the event of a termination of your status as a Service Provider by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the following provisions of the Agreement: Vesting, Share Delivery; Vested Restricted Stock Units, Tax-Related Items and Nature of Grant.

Notifications

Exchange Control Information. To participate in the Plan, you agree to comply with exchange control regulations in Spain. If you hold 10% or more of the share capital of the Company or such other amount that would entitle you to join the Board, the acquisition of shares of Stock under the Plan must be declared for statistical purposes to the Dirección General de Comercio e Inversiones (the “DGCI”). Because you will not acquire the shares of Stock through the use of a Spanish financial institution, you agree to make the declaration by filing a D-6 form with the

DGCI. Generally, the D-6 form must be filed each January while the shares of Stock are owned. In addition, the sale of shares of Stock must also be declared on D-6 form filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold (currently €1,502,530), in which case, the filing is due within one month after the sale.

In addition, you may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including shares of Stock acquired under the Plan), and any transactions with non-Spanish residents (including any payments of shares of Stock made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

Foreign Account / Assets Reporting Information. To the extent that you hold rights or assets (e.g., cash or shares of Stock held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Stock, cash, etc.) as of December 31 each year, you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 or if you transfer or dispose of any previously-reported rights or assets. The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties. Accordingly, you are advised to consult with your personal tax and legal advisors to ensure that you are properly complying with your reporting obligations.

SWEDEN

Terms and Conditions

Authorization to Withhold. This provision supplements the Share Delivery; Vested Restricted Stock Units, Tax-Related Items section of the Agreement:

Without limiting the authority of the Company and/or the Employer to satisfy their withholding obligations for Tax-Related Items as set forth in the Share Delivery; Vested Restricted Stock Units, Tax-Related Items section of the Agreement, by participating in the Plan, you authorize the Company to withhold shares or arrange for the sale of shares of Stock otherwise deliverable to you upon vesting/settlement of the Restricted Stock Units to satisfy Tax-Related Items, regardless of whether the Company and/or the Employer have an obligation to withhold such Tax-Related Items.

SWITZERLAND

Notifications

Securities Law Information. Neither this document nor any other materials relating to the Plan (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its Affiliates or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

THAILAND

Notifications

Exchange Control Information. If the proceeds from the sale of shares of Stock and any cash dividends received in relation to the shares of Stock realized in a single transaction exceed U.S.$1,000,000, you must immediately repatriate such proceeds to Thailand and then convert such proceeds to Thai Baht within 360 days of repatriation. In addition, you will be required to provide details of the transaction (i.e., identification information and purpose of the transaction) to the receiving bank. You should consult your personal advisor before remitting proceeds into Thailand. You is responsible for ensuring compliance with all exchange control laws in Thailand.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Restricted Stock Units are only being offered to employees and are in the nature of providing equity incentives to employees of the Company’s Affiliates in the United Arab Emirates. Any documents related to the Restricted Stock Units, including the Plan, the Agreement and other grant documents (“Restricted Stock Unit Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents. You, as a prospective stockholder, should conduct your own due diligence on the securities. If you do not understand the contents of the Restricted Stock Unit Documents, you should consult an authorized financial advisor.

UNITED KINGDOM

Terms and Conditions

Restricted Stock Units Payable Only in Shares of Stock. Notwithstanding any discretion in the Plan or the Agreement to the contrary, Restricted Stock Units granted in the United Kingdom shall be paid in shares of Stock only and do not provide any right for you to receive a cash payment.

Taxes. This section supplements the Share Delivery; Vested Restricted Stock Units, Tax-Related Items section of the Agreement:

Without limitation to the provisions contained in the Share Delivery; Vested Restricted Stock Units, Tax-Related Items section of the Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on your behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Joint Election. As a condition of your participation in the Plan and of the vesting of the Restricted Stock Units, you agree to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units or otherwise payable in connection with the shares of Stock and the right to acquire shares of Stock (“Employer NICs”).

Without limitation to the foregoing, you agree to execute a joint election with the Company or the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consents or elections as provided to you by the Company or the Employer. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer.

If you do not enter into a Joint Election, or if the Joint Election is revoked at any time by HMRC, the Restricted Stock Units shall cease vesting and become null and void, and no shares of Stock shall be acquired under the Plan, without any liability to the Company, the Employer and/or any Affiliate.

You further agree that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in the Share Delivery; Vested Restricted Stock Units, Tax-Related Items section of the Agreement, as supplemented above.